Exhibit 4.1

EXECUTION VERSION

THIS NOTE AND THE SECURITIES UNDERLYING THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS. IT MAY NOT BE SOLD, PLEDGED, ASSIGNED OR TRANSFERRED UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION SHALL BE AVAILABLE.

CONVERTING NOTE

March 3, 2016	USD 20,000,000

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Ampco-Pittsburgh Corporation, a Pennsylvania corporation (“Maker”), hereby unconditionally issues this Converting Note (the “Note”) to SHB (as defined below), or its permitted assigns (“Noteholder”, and together with Maker, the “Parties”), in the principal amount of USD 20,000,000 (the “Principal Amount”).

1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Altor” means Altor Fund II GP Limited, a company duly incorporated and organized under the laws of Jersey, having its principal office at 11-15 Seaton Place, St Helier, Jersey JE4 0QH Channel Islands, as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited.

“Maker” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of Maker; (b) the validity or enforceability of the Note; or (c) the rights or remedies of the Noteholder.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Purchase Agreement” has the meaning set forth in Section 2.

“Seller” has the meaning set forth in Section 2.

“SHB” means Svenska Handelsbanken AB (publ), a company limited by shares incorporated in Sweden under company registration number 502007-7862 having its principal office at Kungsträdgårdsgatan 2, 111 47 Stockholm, Sweden.

2. Purchase Agreement. This Note is being issued to Noteholder pursuant to and in accordance with the terms and conditions of the Share Sale and Purchase Agreement, dated as of December 2, 2015, by and among Maker, Altor, Åkers Holding AB (“Seller”), and Ampco UES Sub, Inc. (as amended or modified from time to time, the “Purchase Agreement”) and is subject to the terms and conditions of the Purchase Agreement. The Noteholder is entitled to the benefits of the Note and the Purchase Agreement and may enforce the agreements of Maker contained in this Note and in the Purchase Agreement. Capitalized terms used and not otherwise defined in this Note shall have the meaning given to such terms in the Purchase Agreement.

3. Conversion.

3.1 Mandatory Conversion. Immediately upon transfer and endorsement of this Note to Altor, the Principal Amount shall automatically convert into the Consideration Shares (as defined in the Purchase Agreement).

3.2 Maker to Provide Stock. Maker covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of this Note, the full number of Consideration Shares deliverable upon the conversion of this Note. Upon conversion of this Note in accordance with the terms hereof, Maker will take any and all corporate action which may, in the opinion of its counsel, be necessary in order that Maker may validly and legally issue fully paid and non-assessable Consideration Shares to Altor.

3.3 Investment Representation. By acceptance of this Note when transferred and endorsed by SHB, Altor acknowledges that: (i) it will acquire the Consideration Shares issuable upon conversion of this Note for investment purposes only and not with any present intention to resell or engage in a redistribution thereof; and (ii) such Consideration Shares have not been registered under the Securities

Act of 1933, as amended (the “Act”), and may not be sold or otherwise transferred in the absence of an effective registration statement relating thereto or an opinion of counsel for Maker that registration is not required under the Act.

3.4 Legend. Each certificate representing the Consideration Shares issuable upon any conversion of this Note shall have stamped, printed or typed thereon a legend substantially in the form set forth below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

3.5 Conversion Rights Not Separable From Note. The conversion rights granted hereby cannot be transferred except in connection with a transfer of this Note. In addition, Consideration Shares issuable upon any conversion of this Note shall only be issued to Altor at the time of conversion.

3.6 Manner of Conversion. Altor shall, immediately upon receipt of this Note, surrender this Note for conversion to Maker. Conversion of this Note shall be deemed to have been effected immediately upon receipt of this Note by Altor, and Altor shall be deemed to have become the holder of the Consideration Shares to be obtained pursuant to such conversion. To the extent that the value of the Consideration Shares is less than the Principal Amount, the difference between the value of the Consideration Shares and the Principal Amount will be added to the initial principal balance of the Notes.

4. Representations and Warranties. Maker hereby represents and warrants to Noteholder on the date hereof as follows:

4.1 Existence; Compliance With Laws. Maker is (a) a corporation incorporated and validly existing and subsisting under the laws of the state of its jurisdiction of incorporation and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and (b) in compliance with all Laws and Orders except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2 Power and Authority. Maker has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

4.3 Authorization; Execution and Delivery. The execution and delivery of this Note by Maker and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. Maker has duly executed and delivered this Note.

4.4 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for Maker to execute, deliver, or perform any of its obligations under this Note.

4.5 No Violations. The execution and delivery of this Note and the consummation by Maker of the transactions contemplated hereby do not and will not (a) violate any provision of Maker’s organizational documents; (b) violate any Law or Order applicable to Maker; or (c) conflict with or result in any breach, or constitute a default, under any material agreement or contract by which Maker is bound.

4.6 Enforceability. The Note is a valid, legal and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.7 No Litigation. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of Maker, threatened by or against Maker or any of its property or assets (a) with respect to the Note or any of the transactions contemplated hereby or (b) that would be expected to materially adversely affect Maker’s financial condition or the ability of Maker to perform its obligations under the Note.

5. Covenants. Until all the Principal Amount has been converted in full into the Consideration Shares, Maker shall:

5.1 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 Compliance. Comply with (a) all of the terms and provisions of its organizational documents; (b) its obligations under its material contracts and agreements; and (c) all Laws and Orders applicable to it and its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.3 Further Assurances. Upon the request of Noteholder, execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.

6. Enforcement. Maker hereby waives demand, notice, protest and notice of dishonor.

7. Miscellaneous.

7.1 Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to Maker:
Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301, Carnegie, PA 15106 Attn: Masha Trainor, Vice President, General Counsel and Secretary Telephone: 412-456-4470, Facsimile: 412-456-4443 E-mail: mtrainor@ampcopgh.com

(ii) If to Noteholder:
Svenska Handelsbanken AB (publ)

SE-106 70 Stockholm

Attn: Medium and Long Term Finance

E-mail: loanadmin@handelsbanken.se

with a copy to:

Svenska Handelsbanken AB (publ)

Trädgårdsgatan 13

Box 64

SE-645 21 Strängnäs

Att: Katharina Schramm Hellmark

E-mail: strangnas@handelsbanken.se

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day); and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

7.2 Governing Law. The Notes and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out, of or relating to the Notes and the transactions contemplated hereby shall be governed by the laws of the State of New York, without regard to its principles regarding conflicts of law.

7.3 Submission to Jurisdiction. Each of Maker and Noteholder hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to the Notes may be brought in the courts of the State of New York in the Borough of Manhattan or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against Maker or Noteholder in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

7.4 Venue. Each of Maker and Noteholder irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Notes in any court referred to in Section 7.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

7.5 Waiver of Jury Trial. EACH OF MAKER AND NOTEHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

7.6 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

7.7 Transfers; Successors and Assigns. The Note may not be assigned or transferred by the Noteholder to a Person other than Altor. Maker may not assign or transfer this Note or any of its rights hereunder without the prior written consent of Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

7.8 Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

7.9 Amendments and Waivers. The terms of the Note (including the provisions of this sentence) may not be amended, modified, or supplemented, Maker may not take any action herein prohibited or omit to perform any act herein required to be performed by it, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of (a) Maker and (b) the Noteholder. Any such amendment, modification, supplement, omission, waiver, or consent shall apply equally to all Noteholders and shall be binding upon them as well as their successors and permitted assigns and upon Maker and its successors and permitted assigns, whether or not the Note shall have been marked to indicate such amendment, modification, supplement, omission, waiver, or consent.

7.10 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

7.11 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.12 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has executed this Note as of March 3, 2016.

AMPCO-PITTSBURGH CORPORATION

By	/s/ John S. Stanik
Name: John S. Stanik
Title: Chief Executive Officer

Pay to the order of Altor Fund II GP Limited.

SVENSKA HANDELSBANKEN AB (PUBL)

By	/s/ Daniel Andersson /s/Johan Ohlsson-Leijon
Name: Daniel Andersson and Johan Ohlsson-Leijon
Title: Authorized Persons and Attorneys-in-Fact for Svenska Handelsbanken AB (PUBL)